Exhibit 10.49
THE TJX COMPANIES, INC.
EXECUTIVE SAVINGS PLAN
(As Amended and Restated, Effective January 1, 2022)

Second Amendment

Pursuant to Section 9.1 of The TJX Companies, Inc. Executive Savings Plan (As Amended and Restated, Effective January 1, 2022) (the “Plan”), The TJX Companies, Inc. hereby amends the Plan as follows:

Article III is hereby amended by adding a new Section 3.3A to the Plan as set forth below, which shall operate in place of the existing Section 3.3 from and after January 1, 2024, unless otherwise specified therein. Internal cross-references throughout the Plan to Section 3.3 shall be adjusted to refer to Section 3.3A, as applicable (i.e., references to “Section 3.3(c)” shall instead refer to “Section 3.3A(c)”).

“3.3A Employer Credits. The Administrator shall establish and maintain a separate Employer Credit Account in the name of each Participant to which shall be credited amounts equal to the employer credits, if any, allocable to the Participant (any such amounts credited in accordance with this Section 3.3A, ‘Employer Credits’) and which shall be further adjusted as provided in Article 4 to reflect any withdrawals, distributions or forfeitures and any deemed earnings, losses or other charges allocable to the Employer Credit Account. The Employer Credits allocable to a Participant shall be determined as follows:

(a) Non-Performance-Based Employer Credits. For each Plan Year beginning on or after January 1, 2024, the Administrator shall credit to the Participant’s Employer Credit Account an amount equal to the percentage of the Participant’s Eligible Deferrals for the Plan Year set forth on Schedule A to the Plan, as such Schedule may be amended from time to time, based on the Participant’s title, age, status as Pension Eligible or Pension Ineligible, and/or status as a Designated Executive, as applicable, in each case as of the effective time of such credit.

The non-performance-based matching credits described in this subsection (a) shall be credited to the Participant’s Employer Credit Account as of the same dates as the Eligible Deferrals to which such matching credits relate and based on the Participant’s title, age, status as Pension Eligible or Pension Ineligible, and/or status as a Designated Executive, as applicable, as of such date.

(b) Performance-Based Employer Credits.

(i) In General. For each Plan Year ending within a fiscal year of the Company that is completed on or after December 31, 2023 and for which MIP (Corporate) performance produces a payout at or above 75% of MIP (Corporate) target award opportunities for such fiscal year as determined by the Administrator, the Administrator shall credit to the Participant’s Employer Credit Account an amount (in addition to the credit described at Section 3.3A(a) above) equal to the percentage of the Participant’s Eligible Deferrals for the Plan Year set forth on Schedule A to the Plan, as such Schedule may be amended from time to time, based on the Participant’s title, age, status as Pension Eligible or Pension Ineligible, and/or status as a Designated Executive, as applicable.

(ii) Pro-ration. If MIP (Corporate) performance produces a payout between the levels set forth on Schedule A to the Plan (i.e., a payout between 75% and 90%, or between 90% and 100%, or between 100% and 125%), the Employer Credit described in this Section 3.3A(b) shall be determined on the basis of straight line interpolation between the levels set forth on Schedule A, as such Schedule may be amended from time to time.

(iii) Timing of Performance-Based Employer Credits. The performance-based Employer Credit described in this Section 3.3A(b) shall be credited as soon as practicable following the close of the fiscal year and only to the Employer Credit Accounts of those Participants who were employed by the Employer on the last day of such fiscal year. In general, a Participant’s age and title (or, if applicable, status as a Designated Executive) will be determined as of the date the Eligible Deferrals to which such matching credits relate were credited pursuant to Section 3.2 above. Notwithstanding the foregoing, the Administrator shall determine the age and title, or status as a Designated Executive (to the extent applicable) of the Participant for purposes of such performance-based Employer Credit in accordance with such procedures as may be established from time to time by the Administrator in its discretion, including but not limited to any procedures addressing changes in title or status.

(c) Pension Eligible Participants. For purposes of the Plan, the term ‘Pension Eligible Participant’ means, for any Plan Year, an individual who is a participant in The TJX Companies, Inc. Retirement Plan (the ‘Pension Plan’) who continues to be eligible to earn an additional benefit under the Pension Plan, without regard to whether the individual is actually earning or entitled to a benefit under the Pension Plan for that Plan Year. Any Participant who is not a Pension Eligible Participant, other than a Designated Executive, shall be referred to as a ‘Pension-Ineligible Participant’ for purposes of Schedule A to the Plan, as such Schedule may be amended from time to time.

(d) Supplemental Employer Credits. The Administrator may credit such additional amounts (whether or not such amounts are described as a percentage of Eligible Deferrals or are otherwise related to any Elective Deferrals under the Plan) to the Employer Credit Account of any Participant as the Administrator may determine in its sole discretion from time to time, and on such terms and conditions as the Administrator may specify from time to time (any such Employer Credits under this Section 3.3A(d), ‘Supplemental Employer Credits’). Except as provided by the Administrator, any Supplemental Employer Credits shall be subject to the same vesting and payment terms and conditions that apply to all other Employer Credits allocated to Participants under the Plan. Any alternative vesting or payment terms shall be established by the Administrator at the time such Supplemental Employer Credits are allocated to a Participant, to the extent required by Section 409A.”

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IN WITNESS WHEREOF, The TJX Companies, Inc. has caused this Amendment to be executed in its name and behalf by its officer thereunto duly authorized.

THE TJX COMPANIES, INC.

By: /s/ Erica Farrell
Erica Farrell

Title: SVP, Treasurer, The TJX Companies, Inc. Authorized Representative of The TJX Companies, Inc. ERISA Committee
Dated: December 27, 2023